1. Name and Address of Reporting Person
   Beavers, Jr., Shirley C.
   6400 Arlington Boulevard
   Falls Church,, VA 22042-2336
2. Issuer Name and Ticker or Trading Symbol
   First Virginia Banks, Inc. (FVB)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              42553            D
Common Stock                                                                              0                I           Custodian for
                                                                                                                       Son.
Common Stock (MIP)                                                                        3065.2607        D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Nonqualified   $18.6111                                             12/19/2005 Common                      1194     D
Stock Option                                                                   Stock
Nonqualified   $20.8333                                             12/17/2006 Common                      4500     D
Stock Option                                                                   Stock
Nonqualified   $28.5                                                12/14/2009 Common                      18991    D
Stock Option                                                                   Stock
Nonqualified   $29.75                                               12/15/2008 Common                      18750    D
Stock Option                                                                   Stock
Nonqualified   $34.8733                                             12/16/2007 Common                      17466    D
Stock Option                                                                   Stock
Incentive      $14.5555                                             12/14/2003 Common                      21295    D
Stock Option                                                                   Stock
Incentive      $18.6111                                             12/19/2005 Common                      10054    D
Stock Option                                                                   Stock
Incentive      $20.8333                                             12/17/2006 Common                      6750     D
Stock Option                                                                   Stock
Incentive      $28.5                                                12/14/2009 Common                      3508     D
Stock Option                                                                   Stock
Incentive      $30.2917                                             12/19/2010 Common                      3259     D
Stock Option                                                                   Stock
Incentive      $32.9667                                             12/17/2011 Common                      3033     D
Stock Option                                                                   Stock
Incentive      $34.8733                                             12/16/2007 Common                      5034     D
Stock Option                                                                   Stock
Incentive      $37.22   12/17/2002 A      V  2686        12/17/2007 12/17/2012 Common  2686     $0.0000    2686     D
Stock Option                                                                   Stock
Nonqualified   $14.5555                                             12/31/2003 Common                      1203     D
Stock Option                                                                   Stock
Nonqualified   $30.2917                                             12/19/2010 Common                      19240    D
Stock Option                                                                   Stock
Nonqualified   $32.9667                                             12/17/2011 Common                      19467    D
Stock Option                                                                   Stock
Nonqualified   $37.22   12/17/2002 A      V  19814       12/17/2003 12/17/2012 Common  19814    $0.0000    19814    D
Stock Option                                                                   Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Shirley C. Beavers, Jr.

DATE
12/19/2002